                     [Letterhead of The Blackstone Group]

                                                                     EXHIBIT 13


                                                   March 16, 1995

Board of Directors
Chicago and North Western
  Transportation Company
165 North Canal Street
Chicago, Illinois 60606

Dear Sirs:

You have asked our opinion with respect to the fairness from a financial point of view to the holders of Common Stock of Chicago and North Western Transportation Company ("CNW" or the "Company") of the cash consideration to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), among CNW, Union Pacific Corporation ("UP") and an indirect wholly owned subsidiary of UP (the "Purchaser"). The Merger Agreement provides, among other things, that the Purchaser will make a cash tender offer for all outstanding shares of Common Stock of CNW at $35.00 per share (the "Offer"), and that following consummation of the Offer, the Purchaser will merge with CNW in a transaction (the "Merger") in which all outstanding shares of Common Stock of CNW, other than shares held by UP and its subsidiaries, will be converted into the right to receive $35.00 per share in cash.

In arriving at our opinion, we have reviewed the Merger Agreement and related documents, certain publicly available information relating to the business, financial condition and operations of CNW, and certain financial and other information, including financial forecasts, furnished to us by CNW that is not publicly available. "We have met with certain senior officers of the Company to discuss the operations, financial condition, history and prospects of CNW's businesses.

In conducting our analysis, we have considered the terms of the Merger Agreement; stock price data, the historical and current financial position and the historical and projected cash flows and results of operations of the Company; historical financial information and stock price data with respect to certain public companies with operations that we considered comparable to those of CNW; and prices paid in certain other business combinations involving companies with operations that we considered comparable to CNW. In addition to the foregoing, we have conducted such other analyses and examinations as we have deemed necessary in arriving at our opinion. We have not approached third parties to solicit indications of interest in acquiring the Company.

Board of Directors
Chicago and North Western Transportation Company
Page 2

In the course of our investigation, we have relied upon, and have assumed the accuracy and completeness of, publicly available information and the financial and other information provided to us by the Company, but we have not assumed any responsibility for independent verification of any of the foregoing information. With respect to financial forecasts, we have relied upon the Company's assurances that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of CNW. We express no view as to such financial forecasts or the assumptions on which they were based. In addition, we have not made an independent evaluation or appraisal of the assets of CNW, nor have we been furnished with any such evaluation and appraisals. Our opinion is based on circumstances existing and disclosed to us as of the date hereof.

We have acted as financial advisor to the Company in connection with the Offer and the Merger and will receive a fee for our services, including for rendering this opinion. In addition, an affiliate of The Blackstone Group L.P. owns shares of Common Stock of the Company amounting to less than 0.1% of the total issued and outstanding Common Stock, and a partner of the Blackstone Group L.P. is a member of the Board of Directors of the Company. The Blackstone Group L.P. has performed various financial advisory services for the Company in the past and has received fees for such services.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the cash consideration to be received by holders of Common Stock of CNW pursuant to the Offer and the Merger is fair to such holders of Common Stock of CNW from a financial point of view.

                                      Very truly yours,

                                      THE BLACKSTONE GROUP L.P.




                                      By:    /s/ J. Tomilson Hill
                                          ---------------------------
                                               J. Tomilson Hill